INCENTIVE STOCK OPTION AGREEMENT

THIS STOCK OPTION GRANT made the _____ day of ______________, 20___.

BETWEEN:

KHD HUMBOLDT WEDAG INTERNATIONAL LTD., a body corporate duly continued pursuant to the laws of the Province of British Columbia, Canada and having an office situated at Suite 702, 7th Floor, Ruttonjee House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong, SAR China

(the “Corporation”)

AND:

__________________________, ________________, of _______________________________

(the “Optionee”)

WHEREAS:

A.            The Optionee is devoting considerable time and effort to the affairs of the Corporation; and

B.            The Corporation wishes to grant a stock option to the Optionee in accordance with the Corporation’s 1997 Stock Option Plan (the “Plan”) as an incentive for him to contribute to the advancement of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. The Corporation hereby gives and grants (this “Grant”) to the Optionee, upon the terms and conditions contained herein and pursuant to the Plan, the sole and exclusive right and option (the “Option”) to purchase _________________ (___________) fully paid and non-assessable freely trading common shares in the capital of the Corporation (the “Optioned Shares”) at a price of US$__________ per share, as set by the Compensation Committee on _____________________. The option to purchase allows you the right to purchase in whole or in part with the following conditions:

(a)

The Optioned Shares are vested over two years. The first one third (33.33%) of the Optioned Shares may be purchased immediately, the second one third (33.33%) of the Optioned Shares at the end of twelve months from the date of this Grant and the remaining one third (33.33%) Optioned Shares at the end of twenty four months from the date of this Grant.

(b)	The option to purchase at any time pursuant to sub paragraph (a) above and from time to time, in whole or in part, on or before _______________________ (the “Expiry Date”).

(c)

You may be granted additional Optioned Shares, depending upon your performance, under the same vested basis as in sub paragraph (a) above which include ____________________________ (________) Optioned Shares on ________ day of __________________ and _________________________________ (_________)Optioned Shares on _____day of _______________. The additional grant of Optioned Shares will be at the sole and absolute discretion of the Corporation.

2. This agreement (the “Agreement”) and any subsequent amendments hereto are subject to the prior approval of the regulatory bodies having jurisdiction and of the shareholders of the Corporation by resolution at any meeting thereof, and, accordingly, the Option shall not be exercised prior to the said approvals having been obtained by the Corporation. An Optionee as no rights of a shareholder until the Optioned Shares are issued to them.

3.     In the event the Optionee ceases voluntary or involuntary, to act as a director, officer or employee of, or other person providing ongoing services to, the Corporation or any of its subsidiaries, for any cause other than retirement under any retirement plan of the Corporation or any of its subsidiaries, permanent disability or death, all the rights granted to him hereunder with respect to any of the Optioned Shares which have not been previously purchased, shall cease, terminate, and be of no further force and effect 30 days thereafter; PROVIDED HOWEVER that such period shall not extend beyond the Expiry Date.

4.     In the event of the death of the Optionee during the term of the Option, the Optionee’s personal representative shall be entitled to purchase all or any part of the Optioned Shares not previously purchased, for a period not exceeding six months following the date of the death of the Optionee; PROVIDED HOWEVER that such period shall not extend beyond the Expiry Date.

5.     In the event the Optionee ceases to act as a director, officer or employee of, or other person providing ongoing services to, the Corporation or any of its subsidiaries as a result of permanent disability or retirement under any retirement plan of the Corporation, all the rights granted to him hereunder with respect to any of the Optioned Shares which have not been previously purchased, shall cease, terminate, and be of no further force and effect three months thereafter; PROVIDED HOWEVER that such period shall not extend beyond the Expiry Date.

6.     The Option shall be non-transferable and non-assignable and can not pledged without the Corporation’s written consent and, subject to Paragraph 4, shall be exercisable only by the Optionee by giving his notice in writing to the Corporation at its address set out above, which notice shall specify the number of Optioned Shares in respect of which the Option is being exercised and shall include payment, by cash or certified cheque, of the full amount of the purchase price for the number of shares purchased. Upon such exercise of the Option, the Corporation shall forthwith cause the registrar and transfer agent of the Corporation to deliver to the Optionee, or his agent, a certificate or certificates in the name of the Optionee representing in the aggregate such number of Optioned Shares purchased.

7.     Nothing contained herein shall obligate the Optionee to purchase and/or pay for any Optioned Shares, except for those Optioned Shares in respect of which the Optionee shall have exercised the Option pursuant to Paragraph 6.

8.     In the event the issued and outstanding shares in the capital of the Corporation are changed by a stock dividend (other than in lieu of a cash dividend), subdivision, consolidation, reduction in capital or otherwise recapitalized or reclassified (whether in connection with a merger or otherwise but not in connection with any issuance of additional shares for consideration) the Option shall be adjusted.

(written notice of such adjustment shall be delivered to the Optionee at such last known address as may appear on the records of the Corporation) as follows:

(a)  the number and class of shares subject hereto shall then be such as to permit the Optionee upon the exercise hereof to acquire the same equity in the Corporation as he would have acquired if immediately prior to such capital transaction he had been the holder of that number of shares then under option but not previously purchased and issued hereunder; and

(b)  the purchase price of each such share shall then be increased or decreased proportionately as the case may require in order that the purchase price for the equity in the Corporation actually purchased shall be the equivalent of the purchase price for such equity immediately prior to such capital transaction.

9.     If the Corporation shall be dissolved or amalgamated with another company into a new company or merged with another company so that such other company is the surviving corporation, the Option shall terminate; PROVIDED HOWEVER that the Optionee shall have the right between the time of the last required official action of shareholders and/or directors meetings and the final step consummating such dissolution, merger or amalgamation to exercise the Option in whole or in part.

10.   The Corporation agrees to furnish the Optionee with written notice (not less than 30 days) delivered to such last known address of the Optionee as may appear on the records of the Corporation, of the events contemplated in Paragraph 9 and of any other contemplated distribution, rights offering or similar benefit conferred upon the holders of shares in the capital of the Corporation in order for the Optionee to determine whether or not to exercise the Option in whole or in part.

11.   The term of the Option shall expire on the Expiry Date with respect to those Optioned Shares of which the Option has not then been exercised.

12.	(a) The Option may be terminated by the Corporation by notice in writing on the occurrence of either of the following events:

(b) if the Optionee engages in any act which constitutes a breach of any securities laws having jurisdiction over the Corporation or any regulation, rule or written policy statement imposed thereunder; or

(c) if the Optionee engages in any act which constitutes a breach of any rule, by-law or written policy of any stock exchange or other organized market having jurisdiction over the Corporation.

(d) Termination under the foregoing shall be effective at the time of delivery of the notice under Paragraph 12(a) to the Optionee at such last known address of the Optionee as may appear on the records of the Corporation.

13.   Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, sent by electronic communication or mailed by registered mail to the party to receive such notice at the address of such party set out above or, with respect to the Optionee, at such last known address as may appear on the records of the Corporation. Any notice given as aforesaid shall be deemed to have been given if delivered, when delivered, if sent by electronic communication, on the day of transmittal thereof if given during normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day, or if mailed, on the seventh business day after the date of mailing. Either party may from time to time by notice in writing change its address for the purposes of this Paragraph.

14.   The Optionee acknowledges that he has received and had an opportunity to review the Plan, a copy of which is available from the Corporation upon request.

15.   For the purposes of the Securities Act, R.S.B.C. 1996, c.418, Section 74(2)(9), the Corporation declares and the Optionee acknowledges that the Optionee is under no requirement to exercise the Option, in whole or in part, in expectation or as a condition of the Optionee acting or continuing to act as a director, officer or employee of, or a person providing ongoing services to, the Corporation or any of its subsidiaries.

16.   The Optionee acknowledges that the grant of the Option and the issuance by the Corporation of the Optioned Shares thereunder are exempt from prospectus, registration and qualification requirements under applicable securities legislation and have not been registered or otherwise qualified under any applicable securities legislation.

17.   The Optionee acknowledges that the Optioned Shares have not been registered under the United States Securities Act of 1933 (the “1933 Act”), as amended, or the securities laws of any state thereof and may not be offered, sold or delivered, directly or indirectly, in the United States or to a U.S. person unless registered or an exemption from registration is available. In this Agreement, the “United States” means the United States of America and includes its territories, possessions and all areas subject to its jurisdiction, and the term “U.S. person” has the meaning as defined in Regulation S made under the 1933 Act.

18.   The Optionee covenants and agrees that the Optionee will, prior to and upon any sale or disposition of the Optioned Shares, comply with all applicable securities laws and all applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including any stock exchange or other organized market on which the common shares in the capital of the Corporation may be listed or traded, and will not offer, sell or deliver any Optioned Shares, directly or indirectly, in the United States or to any U.S. person, except in compliance with the securities laws of the United States.

19.   The Corporation will have no obligation to issue any Optioned Shares to the Optionee upon the exercise of the Option unless the board of directors of the Corporation is satisfied that the issuance of the Optioned Shares to the Optionee will be exempt from all registration or qualification requirements of applicable securities laws and will be permitted under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including any stock exchange or other organized market on which the common shares in the capital of the Corporation may from time to time be listed or traded.

20.   The Optionee acknowledges that any certificate issued in respect of the Optioned Shares, if such Optioned Shares are subject to resale restrictions, will bear a legend to that effect, provided that if, at any time, in the opinion of counsel to the Corporation, such legends are no longer necessary in order to avoid a violation of any such laws, or the holder of any such legended certificate, at its expense, provides the Corporation with evidence satisfactory in form and substance to the Corporation (which may include an opinion of counsel satisfactory to the Corporation) to the effect that such holder is entitled to sell or otherwise transfer such Optioned Shares or other securities in a transaction in which such legends are not required, such legended certificates may thereafter be surrendered to the Corporation in exchange for certificates which do not bear such legends.

21.   This Agreement shall enure to the benefit of and be binding upon the Corporation and its successors and assigns and the Optionee and his heirs, executors and administrators, and wherever reference is made to the Optionee, the same shall be construed to mean his personal legal representative, wherever the context so requires.

22.   Wherever the singular or masculine are used in this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

23.   Time shall be of the essence of this Agreement.

24.   This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

25.   This Agreement may be executed in several parts in the same form and by facsimile and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first written above.

KHD HUMBOLDT WEDAG INTERNATIONAL LTD.

By: _______________________________	C/S

Name:	JIM BUSCHE

Title:	President and Chief Executive Office

SIGNED, SEALED and DELIVERED by	)
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